UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 28, 2012

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Star Gold Corp.

(Name of Small Business issuer in its charter)

Nevada	000-52711	27-0348508
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

611 E. Sherman Ave.

Coeur d’Alene ID 83814

(Address of principal executive offices)

208- 664-5066

(Registrant’s telephone number)

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2012, the Company received signed Executive Employment Agreements (the “Agreements”) with three (3) of its executive officers.  The Agreements are effective as of January 1, 2012 and carry a term of one year.  Agreements will automatically renew for subsequent terms of one year, unless otherwise terminated with 30 days written notice from either party.  Base salaries paid pursuant to the Agreements may, at the option of the Board of Directors, be paid in cash, stock of the Company, or part cash and part stock, subject to certain financing conditions as set out in the Agreements.  Compensation terms of these Agreements are as follows:

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Lindsay Gorrill shall serve as the Company’s President and receive a base salary of $120,000 per year.  The Company will make an initial distribution from the Company’s 2011 Restricted Stock Option Plan (the “Plan”) for options to purchase up to 450,000 shares of common stock.  Mr. Gorrill is also eligible to receive bonuses and benefits, as determined by the Board.

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Kelly J. Stopher shall serve as the Company’s Chief Financial Officer and receive a base salary of $60,000 per year.  The Company will make an initial distribution from the Plan for options to purchase up to 150,000 shares of common stock.  Mr. Stopher is also eligible to receive bonuses and benefits as determined by the Board.

•

David Segelov shall serve as the Company’s Chief Development Officer and receive a base salary of $96,000 per year.  The Company will make an initial distribution from the Plan for options to purchase up to 325,000 shares of common stock.  Mr. Segelov is also eligible to receive bonuses and benefits as determined by the Board.

The Agreements are attached hereto.

Item 9.01 Financial Statements and Exhibits

Exhibit

Document

10.1

Executive Employment Agreement – Lindsay E. Gorrill

10.2

Executive Employment agreement – Kelly J. Stopher

10.3

Executive Employment Agreement – David Segelov

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Star Gold Corp.

/s/ Kelly Stopher

Kelly Stopher

Chief Financial Officer

March 30, 2012